Exhibit 99.1

NEXMED REPORTS FIRST QUARTER 2009 FINANCIAL
AND OPERATIONAL RESULTS

East Windsor, NJ, May 11, 2009 — NexMed, Inc. (Nasdaq: NEXM), a developer of innovative products based on the NexACT® drug delivery technology, today announced financial and operational results in its 10-Q filing for the first quarter ended March 31, 2009.  Recent highlights include:

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The Company sold the U.S. rights for Vitaros® to Warner Chilcott Company, Inc. and received $2.5 million during the first quarter of 2009, resulting in net income of $0.01 per share for the quarter.  The Company is eligible to receive an additional payment of $2.5 million upon Warner’s receipt of an NDA approval for Vitaros®.

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The Company’s stockholder’s equity at March 31, 2009 was approximately $2.54 million.  As a result, the Company was notified by Nasdaq that it would not be delisted at this time, but would continue to be monitored through June 30, 2009.

First Quarter Conference Call
The Company’s 2009 first quarter conference call is scheduled for Tuesday, May 12, 2009 at 10:00 a.m. EDT.  At that time, NexMed management will review 2009 first quarter financial results, as well as the status of its products in the pipeline.  The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054 and asking the conference operator for the NexMed Conference Call.  The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415.  Replay pass codes 286 and 322908 are both required for playback.  The conference call will also be Webcast live at URL http://www.investorcalendar.com/IC/CEPage.asp?ID=144873.  The Webcast replay will be available for three months.

About NexMed
NexMed’s pipeline includes its innovative topical onychomycosis treatment, which is licensed to Novartis for global development, a late stage alprostadil treatment for erectile dysfunction, a Phase 2 treatment for female sexual arousal disorder, and an early stage treatment for psoriasis. For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, entering into a strategic transaction, obtaining regulatory approval for its products under development, entering into partnering agreements, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company.

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Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com